EXHIBIT 10.1
May 6, 1997



Mr. Roger Birnbaum
204 Harrison Avenue
Highland Park, NJ  08904

Dear Roger:

We are pleased to extend to you an offer of employment with Foundation Health Systems, Inc. ("FHS") or one of its appropriate subsidiaries in the exempt position of Chief Executive Officer for First Option Health Plan ("FOHP") with a monthly base salary of $20,833.33 effective upon approval of the FHS Compensation and Stock Option Committee (pending meeting to be held in May
1997). You are also eligible to receive a monthly auto allowance of $1,000.00 upon such employment.

In addition, you will receive a guaranteed management bonus of at least $25,000.00 for 1997 and 1998. Your bonus target will be 50% of base salary. Bonus payout will be based upon appropriate financial and statistic results which you are accountable for in your business unit, as well as FHS's financial results. Information regarding the FHS Management Bonus Plan will be forthcoming (after FHS Board Approval). Also, your participation in the FHS Management Bonus Plan will be on an ongoing basis.

FHS will recommend to the Compensation and Stock Option Committee of FHS that you be granted stock options in an amount comparable to peer managers of FHS at the time option recommendations for other recent hires are presented to the Committee.

FHS may at any time terminate your employment for any reason other than Cause (as defined below) by giving you at least 60 days' prior written notice of the effective date of termination. In the event such termination occurs you will be entitled to continue to receive your base salary for six (6) months after the date of such termination, as if you were still employed for such period, as a severance payment. In addition to such severance payment, if your employment terminates for any reason other than Cause within the first twelve (12) months of employment you will be paid as an employed consultant, at your base salary at the time of termination, for an additional six (6) months during which you will perform assignments at a satisfactory level determined by FHS Management.

For purposes of this agreement, Cause shall only mean a felony conviction, misappropriation or embezzlement. If FHS terminates employment for Cause, FHS and its affiliates shall have no further obligation hereunder from and after the effective date of termination. You will sign an acknowledgment that you have received and read the HSI Code of Business Conduct, understand it, and subscribe to its standards and provisions.

You will be eligible for consideration to receive and/or participate in the fringe benefits set forth in FHS's applicable Plan Documents, Associate Handbooks and/or Policy Statements, subject to FHS's right to enhance, increase, reduce, eliminate or otherwise modify at any time these or other fringe benefits (including the bonus plan reference above). FHS benefits include:

         Associate 401(k) Savings Plan.


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         Employee Stock Purchase Plan.

         Group medical coverage for you and your eligible dependents at current monthly rates applicable to FHS's employees.

         Group dental coverage for you and your eligible dependents at current monthly rates applicable to FHS's employees.

         Short-term and long-term disability benefits.

         Company paid holidays and paid time off plan.

We are jointly agreeing, through this letter, that your employment with FHS is voluntary, on both our parts, and on an "employee-at-will" basis. While we both hope that our relationship will be a continuing one, we also agree that your employment is not for a fixed term, but is subject to termination by you or by FHS at any time with notice as described above and for reasons which either party believes sufficient in its discretion.

The foregoing constitutes all of our agreements and understandings regarding your employment. There are no other oral or written agreements regarding your employment and no one else is authorized to make other agreements. Nothing in this offer of employment, or in any oral or written policy of FHS, may be construed to create an express or implied contract or to impose further contractual obligations in connection with your employment.

Please acknowledge your acceptance of this employment confirmation by signing the original of this letter. The attached forms should be completed and returned along with the signed duplicate letter to our Corporate Human Resources Department at your earliest convenience, but, in any event, prior to your employment start date.

Roger, this is an exciting time for FHS and we know you can make significant contributions to our success. If you have any questions or wish to discuss this confirmation, please feel free to contact either of us.

Sincerely,

/s/ Doug Werner                                        /s/ Sharon Maguire
--------------------                                   ------------------------
Doug Werner                                            Sharon Maguire
Sr. Vice President                                     Vice President of
Strategic Planning and                                 Human Resources
Business Development



Acknowledgment:

/s/ Roger W. Birnbaum                                  May 13, 1997
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Signature                                              Date